EXHIBIT 11

                   SPARTECH CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except per share data)


                                 QUARTER ENDED      NINE MONTHS ENDED
                                 July 31,   Aug. 2,  July 31,  Aug. 2,
                                 2004      2003      2004      2003
                               --------- --------  --------  --------

NET EARNINGS
  Basic net earnings           $  11,712  $  8,147  $ 32,937  $ 24,846
  Add:  Interest on
   Convertible Securities,
   net of tax                        498         -     1,493         -
                                --------   -------   -------   -------
  Diluted net earnings         $  12,210  $  8,147  $ 34,430  $ 24,846
                               =========  ========  ========  ========

WEIGHTED AVERAGE SHARES
 OUTSTANDING
  Basic weighted average common
   shares outstanding             32,113    29,267    31,183    29,250
  Add:  Shares issuable from
   assumed conversion of
   Convertible Subordinated
   Debentures                      1,637         -     1,637         -
  Add:  Shares issuable from
   assumed exercise of options       414       355       413       280
                                --------  --------  --------  --------

  Diluted weighted average
   shares outstanding             34,164    29,622    33,233    29,530
                                ========  ========  ========  ========


NET EARNINGS PER SHARE

  Basic                         $    .36  $    .28  $   1.06  $    .85
                                ========  ========  ========  ========
  Diluted                       $    .36  $    .28  $   1.04  $    .84
                                ========  ========  ========  ========